EXHIBIT 10.3
                                "PURCHASE - SALE
                           AND FRANCHISE DISTRIBUTION

Granted to U.S.A. SUNRISE BEVERAGES, INC., hereinafter referred to as "Sunrise" by Tesoro Corporation, a South Dakota corporation hereinafter referred to as "Tesoro", under the following clauses and conditions.

FIRST:     ( PARTIES) . -

"TESORO", is a Business Corporation of the State of South Dakota, with license of the respective manufacturers.

U.S.A. Sunrise Beverages, Inc. , is a Business Corporation of the State of South Dakota with marketing rights and distribution systems.

SECOND: (PURPOSE OF THIS DISTRIBUTION GRANTING) . - Both companies, "TESORO" and "SUNRISE" see the convenience of the commercialization of the Mineral Waters of Viscachani, reason why "Tesoro" grants to "Sunrise", a Commercial Franchise, to sell THE MINERAL WATER OF VISCACHANI, carbonated, non-carbonated, with or without flavor, in the territories named above, without this giving rights of production, bottling, labeling or over-labeling.

THIRD:     (PRODUCT DESCRIPTION) .  The Mineral Waters of Viscachani, are waters exploited in the locality of Viscachani of the Aroma Province of the department of La Paz In the Republic of Bolivia, the water is bottled at the same site of exploitation, being previously filtered, ozonized and ionized.

The bottling is done with carbonic anhydride, (carbonated) or without (natural).

"Tesoro"' other products such as "Limon Viscachani" (carbonated and the " Limon Diet (non-carbonated) which are processed and bottled at its industrial plants of Villa Fatima and El Alto, in the city of La Paz.

All of these products, are distributed in plastic containers (PVC and/or HPT) and in glass in several sizes from a capacity of 296 c.c. up to 2 liters.

FOURTH: (BOUNDARIES OF THE FRANCHISE") . -By the present contract, "SUNRISE" is authorized by "TESORO", to distribute, commercialize and sell without any restriction all and each one of the products of Viscachani Mineral Water, within of the territories where Tesoro has available distributors.

It is the absolute responsibility of "SUNRISE", the no adulteration of the products, by itself, or by its agents or distributors. Any violation in this respect, shall cause "SUNRISE" to recover the product from the market place being its burden the economic, civil and penal responsibilities that such acts may generate. If under these circumstances, the good name of Viscachani was compromised, without immediate solution by the part of " SUNRISE ", "TESORO" may conclude the relationship hereby established and demand certain damages that may incur.

FIFTH:     SALE-PURCHASE) . -

By this GRANTING, it is absolutely established that "TESORO" will sell and "SUNRISE" will buy determined quantities periodically of the granted products.

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Said  purchases  shall be done by quotation  FOB port,  that will be valid for a time no shorter that one year and for quantities agreed previously in writing by the parties. Each of these accords, shall be considered integral part of the present contract.

Both parties  declare that this granting does not imply any kind of relationship
as  partners,   nor   employer/employee,   shared-risk  or  casual  partnership.
Interpretation shall only be the merely relation of a buyer and a seller.

SIXTH:     (AREA-SALES) . -

The present grants to `SUNRISE ", absolute exclusivity of distribution in the territories named above, being established a minimum annual quantity of purchases of 600,000 packages in total of the different products of Viscachani. The first year term, shall be effective starting with the placement of the second shipping order, with the understanding that the first shipment will be utilized primarily in the launching of product.

SEVENTH:     (OTHER, CONSIDERATIONS) . -

(a).- Costs. - The costs of interning, distribution, promotion, advertising,. local, state and governmental taxes, etc., etc., that arise within the territory defined as property of "SUNRISE", shall be of the exclusive responsibility of "SUNRISE". Under no circumstances shall they be shared with or transferred to "TESORO"

(b).-Prices.-

In the same manner, the final price to the consumer, to the point of sale, commission to retailers, etc., etc., shall be defined by "SUNRISE". "CASCADA" shall not be able to limit same (except suggestions) or restrict the activities of " SUNRISE ".

(c).- Results. -

Having been defined the conditions, the results of the commercialization and distribution of the Viscachani products within the territories agreed upon with " SUNRISE ", whether, there are profits or loses, such will be to the benefit or loss of "SUNRISE ".

(d). - Support. -

"TESORO" hereby agrees to facilitate, without expense to "SUNRISE ", all of the advertising materials that are available for the Bolivian market, amongst which are considered: TV spots, Samples of Posters, infomercials regarding the benefits of the Vicachani Water, to utilize them as a guide and for "SUNRISE" to incorporate same on its own diffusion activities.

(e).- Certification and Analysis.- It is "TESORO'S" exclusive responsibility, to provide in order, all of the documentation of exportation and the quality certificates that may be required in the territory granted to "SUNRISE".

(f).- Package description. -

A package is defined as the commercial unit containing 12 bottles of 1/2 (half) liter, or the commercial unit containing 6 bottles of 1 1/2 (One and Half) liter.

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(g).-  Validity.-  This  contract  is granted  with a validity of 10 (ten) years starting with the date of its execution, , or for as long as Tesoro's relationship with Viscachani product lasts. This granting shall be renewed by mutual accord of the parties. Tesoro shall have the right to replace product with similar or equal brand or procedence.

EIGHTH:   (MODE OF PAYMENT) . - For each order, the payment mode shall be by the aperture of Letters of Credit confirmed and irrevocable payable against the presentation of the shipping documents, apertured on a major bank.

Exceptionally, and depending of the quantities ordered, there may be other payment modes, without such constituting a habit. In any event, each time that "SUNRISE", requests a different form of payment, such request shall be analyzed by "TESORO" and shall have validity only once.

NINTH:     CONFORMITY AND GOVERNING LAW . -

This granting shall be governed by the laws of the state of South Dakota.

Granted on this the 1st day of October, 1993

TESORO CORPORATION

/s/ Omar Barrientos
President

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